Prospectus Supplement filed under Rule 424(b)(3)
                                       Registration No. 333-07899

                      Prospectus Supplement

The Prospectus dated August 13, 1996, relating to the offer for resale of up to $200,650,000 aggregate principal amount of the Continental Airlines, Inc. 6-3/4% Convertible Subordinated Notes due April 15, 2006 is hereby supplemented as follows:

1)   The Principal Amount of Registered Notes held by "McMahan
     Securities Co. L.P." is increased to $1,500,000 as of December 2, 1996.

2) "Commonwealth Life Insurance" is added to the table of Selling Holders on page 39 with a Principal Amount of Registered Notes as of December 5, 1996 of $1,000,000.

   The date of this Prospectus Supplement is December 5, 1996.